UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 3, 2008

Nevada Gold Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-1369203	20-3724068
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1640 Terrace Way
Walnut Creek, CA 94957

 (Address of principal executive offices) (Zip Code)

(925) 938-0406

 (Registrant’s telephone number, including area code)

Nano Holdings International, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Information

On November 3, 2008, we filed a Certificate of Amendment to our Articles of Incorporation (the “Articles”) with the Secretary of State of the State of Delaware, which (i) changed our name from Nano Holdings International, Inc. to Nevada Gold Holdings, Inc., and (ii) increased our authorized capital stock from 75,000,000 shares of common stock, par value $0.001, to 300,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001. The shares of Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation or any committee thereof established by resolution of the Board of Directors pursuant to the Bylaws prior to the issuance of any shares thereof; each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, all in accordance with the laws of the State of Delaware.

We are currently engaged in discussions with Nevada Gold Enterprises, Inc., a Nevada corporation (“NV Gold Enterprises”), regarding a possible business combination involving the two companies. At this stage, no definitive terms have been agreed to, and neither party is currently bound to proceed with a transaction. With the permission of NV Gold Enterprises, we have changed our name to facilitate these discussions. If the parties determine not to proceed with a business combination, we will change our name back to Nano Holdings International, Inc. or adopt another name.

(c) Exhibits:

Exhibit No.	Exhibit Description

3.1	Amendment to Articles of Incorporation dated November 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nevada Gold Holdings, Inc.

Date: November 5, 2008	By:	/s/ David Rector
Name: David Rector
Title: President